Exhibit 10.18

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated and effective as of June 10, 2021 (the “Effective Date”), by and among ROCKET LAB USA, INC., a Delaware corporation (“Parent”) and ROCKET LAB GLOBAL SERVICES, LLC, a Delaware limited liability company (“RL Global” and, together with Parent and such Subsidiaries of Parent that join this Agreement as “Borrowers” after the date hereof, individually and collectively, jointly and severally, “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as the “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding the foregoing, all financial covenant and other financial calculations shall be computed with respect to Borrower only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay to Agent (on behalf of the Lenders) the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2 Intentionally Omitted.

2.3 Term Loan Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request, on the Effective Date, the Lenders will severally (and not jointly) make in an amount not to exceed its respective Term Loan Commitment a single term loan advance to Borrower in an aggregate original principal amount not to exceed One Hundred Million Dollars ($100,000,000) (each such advance, together with any principal that has been added to the principal balance of such Term Loan Advance pursuant to Section 2.5(a)(ii), is referred to herein as a “Term Loan Advance” and collectively, the “Term Loan Advances”). The aggregate outstanding principal amount of the Term Loan Advances shall not, at any time, exceed the Term Loan Line plus any principal that has been added to the principal balance of such Term Loan Advance pursuant to Section 2.5(a)(ii).

(b) Repayment. The Term Loan Advances shall be “interest-only” until the Term Loan Maturity Date, with interest due and payable in accordance with Section 2.5(d) hereof. Borrower shall repay the Term Loan Advances on the Term Loan Maturity Date, including all outstanding principal and accrued and unpaid interest under the Term Loan Advances. After repayment, no Term Loan Advance may be reborrowed.

(c) Permitted Prepayment.

(i) Without duplication of any amounts paid pursuant to Section 2.3(e), if the Borrower desires to prepay the Term Loan Advances (including pursuant to the occurrence and continuance of a Change in Control event covered by Section 7.2(d)) on or prior to December 31, 2021 (such date, the “Make Whole Termination Date”) (and, for the avoidance of doubt, it is agreed by the parties hereto that Borrower shall have such option to so prepay in minimum increments of Ten Million Dollars ($10,000,000), so long as Borrower delivers written notice to Agent of its election to prepay the applicable portion of the Term Loan Advances at least five (5) Business Days (or such shorter period agreed to by Agent in its sole reasonable discretion) prior to such prepayment), then Borrower shall pay to Agent (on behalf of the Lenders) an amount equal to (A) the outstanding principal amount of the Term Loan Advances being prepaid (including, for the avoidance of doubt, any principal that has been added to the principal balance of such Term Loan Advance pursuant to Section 2.5(a)(ii)), (B) the Make Whole Amount, (C) the applicable Prepayment Charge with respect to the Term Loan Advances being prepaid, (D) the pro rata portion of the End of Term Charge with respect to the Term Loan Advances being prepaid, and (E) all other outstanding sums, if any, that shall have become due and payable with respect to the Term Loan Advances being prepaid, including interest at the Default Rate with respect to any past due amounts. Notwithstanding the foregoing and for the avoidance of doubt, no Make Whole Amount shall be required to be paid or owed by Borrower or any other Person in connection with any prepayment, repayment or payment of any of the Term Loan Advances or other Obligations after the Make Whole Termination Date. The parties hereto hereby acknowledge and agree that (A) in light of the impracticality and extreme difficulty of ascertaining actual damages, any Make Whole Amount is intended to be a reasonable calculation of the actual damages that would be suffered by the Lenders as a result of any such prepayment of the Term Loan Advances on or prior to the Make Whole Termination Date, and (B) any Make Whole Amount is not intended to act as a penalty or to punish Borrower for any such prepayment of the Term Loan Advances on or prior to the Make Whole Termination Date.

(ii) After the Make Whole Termination Date but prior to the Term Loan Maturity Date, Borrower shall have the option to make prepayments of the Term Loan Advances in minimum increments of Ten Million Dollars ($10,000,000), provided Borrower (i) delivers written notice to Agent of its election to prepay the applicable portion of the Term Loan Advances at least five (5) Business Days (or such shorter period agreed to by Agent in its sole reasonable discretion) prior to such prepayment, and (ii) pays, on the date of such prepayment to Agent (on behalf of the Lenders) (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances being prepaid (including, for the avoidance of doubt, any principal that has been added to the principal balance of such Term Loan Advance pursuant to Section 2.5(a)(ii)), (B) the applicable Prepayment Charge with respect to the Term Loan Advances being prepaid, (C) the pro rata portion of the End of Term Charge with respect to the Term Loan Advances being prepaid, and (D) all other outstanding sums, if any, that shall have become due and payable with respect to the Term Loan Advances being prepaid, including interest at the Default Rate with respect to any past due amounts. Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan Advances.

(d) Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated by Agent following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to the Agent (on behalf of the Lenders) an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (ii) the Prepayment Charge with respect to the Term Loan Advances being prepaid, (iii) the pro rata portion of the End of Term Charge with respect to the Term Loan Advances being prepaid, and (iv) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.

(e) Prepayments On or Prior to Make Whole Termination Date. Without duplication of any amounts paid pursuant to Section 2.3(c)(i), in the event of any prepayment, refinancing, substitution or replacement of any of the Term Loan Advances on or prior to the Make Whole Termination Date pursuant to Section 2.3(d) (but without duplication of any amounts required to be paid pursuant to Section 2.3(d)), Borrower shall immediately pay to Agent (on behalf of the Lenders) an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (ii) the Prepayment Charge with respect to the Term Loan Advances being prepaid, (iii) the Make Whole Amount, (iv) the pro rata portion of the End of Term Charge with respect to the Term Loan Advances being prepaid, and (v) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.

2.4 Intentionally Omitted.

2.5 Payment of Interest on the Credit Extensions.

(a) Interest Rates.

(i) Term Loan Cash Interest Rate. In addition to interest accrued pursuant to the Term Loan PIK Interest Rate, the principal balance (including, for the avoidance of doubt, any payment-in-kind interest added to principal pursuant to Section 2.5(a)(ii)) of each Term Loan Advance shall bear interest thereon at the Term Loan Cash Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Cash Interest Rate will float and change on the day the Prime Rate changes from time to time.

(ii) Term Loan PIK Interest Rate. In addition to interest accrued pursuant to the Term Loan Cash Interest Rate, the principal balance of each Term Loan Advance shall bear interest thereon at the Term Loan PIK Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed, which amount shall be added to the outstanding principal balance so as to increase the outstanding principal balance of such Term Loan Advance on each payment date for such Term Loan Advance, which principal amount shall accrue interest payable as provided in Section 2.5(a)(i) and which accrued and unpaid amount shall be payable when the principal amount of the Term Loan Advance is payable in accordance with Section 2.3.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, outstanding Obligations owing hereunder shall bear interest at a rate per annum which is five percent (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Agent, in its sole discretion, otherwise elects from time to time to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, the Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or the Lenders.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month in arrears and shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.6 Fees and Expenses.

(a) Facility Charge. Borrower shall pay to Agent (on behalf of the Lenders) the Facility Charge on the Effective Date.

(b) Expenses. Borrower shall pay to Agent (on behalf of itself and the Lenders) all reasonable documented out-of-pocket Expenses (including reasonable documented out-of-pocket attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, within five (5) Business Days upon written demand by Agent).

(c) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of the Lenders’ obligation to make loans and advances hereunder.

(d) Good Faith Deposit. Borrower has paid to Agent a good faith deposit of Fifty Thousand Dollars ($50,000) to initiate Agent’s due diligence review process (the “Due Diligence Fee”), which amount shall be applied to the non-legal Expenses on the Effective Date.

(e) End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Obligations (other than inchoate indemnification or reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) in full (or in part, as provided in this Agreement), or (iii) the date that the Obligations otherwise become due and payable pursuant to the terms of this Agreement, Borrower shall pay Agent (on behalf of the Lenders) the pro rata portion of the End of Term Charge with respect to the Term Loan Advances being prepaid at such time minus any portion of the End of Term Charge that has already been paid by Borrower pursuant to Section 2.3(c)(ii)(C). Notwithstanding anything to the contrary in this Agreement or any other Loan Document and for the avoidance of doubt, only the pro rata portion of the End of Term Charge with respect to the Term Loan Advances being prepaid at any time shall be due or payable. Notwithstanding the required payment date of such End of Term Charge, it shall be deemed earned by the Lenders as of the Effective Date. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(f) Repayment Charges. Borrower agrees that any applicable Prepayment Charge, End of Term Charge and/or Make Whole Amount (collectively, the “Repayment Charges”) shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Effective Date. The Repayment Charges shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Repayment Charges in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Repayment Charges is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Repayment Charges shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Repayment Charges as a charge (and not interest) in the event of prepayment or acceleration; (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of the Repayment Charges to the Lenders as herein described was on the Effective Date and continues to be a material inducement to the Lenders to provide the Term Loan Advances.

2.7 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Agent has the exclusive right, in its sole discretion, to determine the order and manner in which all payments with respect to the Obligations may be applied.

(c) The Agent will initiate debit entries to the Borrower’s account on behalf of the Lenders as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Agent (on behalf of the Lenders) under each Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with this Agreement that are required to be paid pursuant to Section 2.6(b); provided that, with respect to clause (i) above, in the event that Agent informs Borrower that the Agent will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Agent (on behalf of the Lenders) such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if the Agent informs Borrower that Agent (on behalf of the Lenders) will not initiate a debit entry as described above later than the date that is five (5) Business Days prior to such payment date, Borrower shall pay to Agent (on behalf of the Lenders) such amount of periodic obligations in full in immediately available funds on the date that is five (5) Business Days after the date on which Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that the Agent informs Borrower that Agent (on behalf of the Lenders) will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or the Lenders that are required to be paid and are due pursuant to Section 2.6(b), Borrower shall pay to Agent (on behalf of the Lenders) such amount in full in immediately available funds within five (5) Business Days thereof.

(d) Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made by Agent to the Lenders pro rata according to the Term Loan Commitments of the relevant Lender.

2.8 Taxes; Increased Costs. Borrower, the Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent. The Lenders’ obligation to make the Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed signatures to the Loan Documents and the Control Agreements;

(b) the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(d) duly executed signatures to the completed Borrowing Resolutions for Borrower;

(e) certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any Uniform Commercial Code termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) payoff and release documents in connection with the payoff and termination of the Borrower’s Indebtedness with and Liens in favor of Silicon Valley Bank;

(g) the Perfection Certificate of Borrower, together with the duly executed signature thereto;

(h) a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent;

(i) payment of the fees (including the Facility Charge and the Due Diligence Fee) and reasonable documented out-of-pocket Expenses of Agent and the Lenders then due and invoiced to Borrower prior to the date hereof as specified in Section 2.6 hereof;

(j) all certificates of insurance and copies of each insurance policy required hereunder; and

(k) such other documents as Agent may reasonably request.

3.2 Conditions Precedent to all Credit Extensions. The Lenders’ obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of an executed Payment/Advance Form and any materials and documents required by Section 3.4;

(b) the representations and warranties in this Agreement shall be true and correct in all material respects on the date of the proposed Credit Extension and/or of the Payment/Advance Form, as applicable, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Event of Default shall have occurred and be continuing or immediately result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement are true and correct in all material respects as of such date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date; and

(c) Agent determines in its good faith business judgment that there has not been any Material Adverse Change.

3.3 Covenant to Deliver. Except as set forth in Section 6.15, Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent or the Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement, to obtain a Term Loan Advance, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail by 12:00 noon Pacific time one (1) Business Day in advance of the Funding Date of the Term Loan Advance. Such notice shall be in a written format acceptable to Agent in its good faith business judgment that is executed by an Authorized Signer. Agent shall have received evidence satisfactory to Agent in its good faith business judgment that the Board has approved that such Authorized Signer may provide such notices and request Term Loan Advances. In connection with such notification, Borrower must promptly deliver to Agent by electronic mail or other format acceptable to Agent a completed Payment/Advance Form together with such other reports and information as Agent may, in its good faith business judgment request, executed by an Authorized Signer. The Lenders shall fund the Term Loan Advance in the manner requested by the Payment/Advance Form provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Funding Date.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Agent, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at the sole cost and expense of Borrower, (a) release its Liens in the Collateral and all rights therein shall revert to Borrower and (b) execute and deliver such instruments, documents and filings Borrower reasonably requests to evidence such termination and release. In the event (x) all Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) are satisfied in full, and (y) this Agreement is terminated, Agent shall terminate the security interest granted herein.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority, assuming that Agent has taken all actions required to be taken by Agent in order to perfect its security interest, perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim with an estimated value in excess of One Hundred Thousand Dollars ($100,000), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements and other similar forms covering the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code. Such financing statements and other similar forms may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly organized, validly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its business or its ownership of property and other assets or business which it is engaged in requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Agent a completed certificate signed by Borrower entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Agent that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized or is incorporated in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as indicated on the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the

Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement and provided that the Perfection Certificate shall be deemed to be updated to reflect the information provided in any notice that is required or permitted to be delivered (and is actually delivered) by Borrower to Agent). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets are bound, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except financing statements filed in connection herewith, such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b)) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under this Agreement and other Loan Documents, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts except for the Collateral Accounts described in the Perfection Certificate delivered to Agent in connection herewith and which Borrower has given Agent notice and taken such actions as are necessary to give Agent a perfected security interest therein, to the extent required by and pursuant to the terms of Section 6.8(c). To Borrower’s knowledge, the Accounts are bona fide, existing obligations of the Account Debtors.

Other than Collateral with a value of no more than Two Hundred Fifty Thousand Dollars ($250,000), the Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as notified to Agent by Borrower in writing from time to time as required by Section 7.2. None of the components of the Collateral with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) (other than mobile equipment in the possession of Borrower’s employees) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses permitted to be granted by Borrower pursuant to this Agreement, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Borrower and noted on the Perfection Certificate or otherwise disclosed to Agent. Each Patent, Copyright and Trademark which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To Borrower’s knowledge, no claim has been made in writing to Borrower alleging that any part of the Intellectual Property with any material value, violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

5.3 Intentionally Omitted.

5.4 Litigation. Except as disclosed in the Perfection Certificate delivered on or prior to the Effective Date, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in liability or costs to Borrower in excess of One Million Dollars ($1,000,000) individually or in the aggregate.

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent by Borrower by submission to the Financial Statement Repository or otherwise submitted to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date thereof and for the periods presented, except that unaudited financial statements may be subject to normal adjustments and need not contain adjustments for stock compensation or footnotes. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Agent by Borrower.

5.6 Solvency. The fair saleable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all applicable Requirements of Law, and (b) has not violated any applicable Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s actual knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed or has obtained extensions for filing all required tax returns and reports required to be filed by Borrower, and Borrower has timely paid or has obtained extensions for all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not exceed One Hundred Thousand Dollars ($100,000) individually or in the aggregate.

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of One Hundred Thousand Dollars ($100,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in excess of One Hundred Thousand Dollars ($100,000).

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to pay off and terminate Borrower’s current secured Indebtedness and as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any report, certificate or written statement submitted to the Financial Statement Repository or otherwise submitted to Agent by Borrower, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Agent by Borrower, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates or written statements not misleading in light of the circumstances under which they were made (it being recognized by Agent that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may materially differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and (except as permitted under Section 7.3) all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

(c) Maintain all Governmental Approvals for which any revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) materially and adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expect to materially and adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any material Governmental Approval in any other jurisdiction.

6.2 Financial Statements, Reports. Provide Agent with the following by submitting to the Financial Statement Repository or otherwise submitting to Agent:

(a) promptly following Agent’s reasonable request, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), (D) transaction reports, Deferred Revenue reports, and a general ledger, or (E) a pipeline report and detailed capital expenditure report, each in a form reasonably acceptable to Agent;

(b) as soon as available, but no later than thirty (30) days after the last day of each month (other than the last month of any fiscal quarter), a company prepared consolidated balance sheet and income statement, covering Borrower’s and its Subsidiaries’ operations for such month in a form reasonably acceptable to Agent (the “Monthly Financial Statements”);

(c) as soon as available, and in any event within forty five (45) days following the end of each fiscal quarter of Borrower, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments (the “Quarterly Financial Statements”);

(d) within thirty (30) days after the last day of each month and together with the Monthly Financial Statements and the Quarterly Financial Statements, if applicable, a completed Compliance Statement substantially in the form of Exhibit B attached hereto;

(e) within the earlier of (i) sixty (60) days after the end of each fiscal year of Borrower, or (ii) seven (7) days after approval of the same by the Board, and within ten (10) Business Days of approval by the Board of any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then-current fiscal year of Borrower, and (B) annual financial projections for the then-current fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(f) as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a going concern qualification with respect to (i) Borrower’s liquidity only typical for venture backed companies similar to Borrower or (ii) the upcoming maturity of any series of indebtedness or termination of any revolving commitment within twelve (12) months following the date such opinion is rendered) on the financial statements from Deloitte, any “Big Four” accounting firm or any other independent certified public accounting firm reasonably acceptable to Agent (the “Annual Financial Statements”);

(g) as soon as available, but no later than fifteen (15) days after each meeting of the Board, copies of board packets provided to the Board in connection with each such meeting; provided that (i) any information that may be subject to attorney-client privilege (if access to such information could reasonably be expected to adversely affect the attorney-client privilege between Borrower and its counsel), (ii) any information subject to restrictions under any applicable export control laws and regulations, or (iii) any information that could reasonably be expected to result in a conflict of interest between Agent or a Lender and Borrower or any Guarantor with respect to matters concerning this financing transaction between Agent, the Lenders, Borrower, and any Guarantor, may be redacted or omitted from any such materials;

(h) in the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Agent in writing (which may be by electronic mail) of the posting of any such documents;

(i) prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more;

(j) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its preferred stock; and

(k) promptly, from time to time, such other financial information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Agent.

Any submission by Borrower of a Compliance Statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Agent shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement, the information and calculations set forth therein are true, accurate and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement, or otherwise disclosed in writing to Agent by Borrower, (iii) as of the date of such submission, no Events of Default have occurred or are continuing except as noted in such Compliance Statement or otherwise disclosed in writing to Agent by Borrower, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Article 5 are true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement, or otherwise disclosed in writing to Agent by Borrower, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9, and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent.

Notwithstanding the foregoing or anything else to the contrary in this Agreement or any other Loan Document, documents required to be delivered under this Section 6.2 (to the extent any such documents are included in materials otherwise filed with the SEC) are deemed to have been delivered on the earliest date on which (y) such documents are posted publicly by the SEC or otherwise, or (z) Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address.

6.3 Intentionally Omitted.

6.4 Intentionally Omitted.

6.5 Taxes; Pensions. Timely file or obtain extensions for filing, and require each of its Subsidiaries to timely file or obtain extensions for filing, all required tax returns and reports required to be filed by Borrower or such Subsidiary and timely pay or obtain valid extensions for paying, and require each of its Subsidiaries to timely pay or obtain valid extensions for paying, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except pursuant to the terms of Section 5.9 hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records.

(a) At reasonable times, on five (5) Business Days’ prior written notice (provided no notice is required if an Event of Default has occurred and is continuing), Agent, or its agents, shall have the right, at reasonable times during Borrower’s normal business hours (provided that if an Event of Default has occurred, the inspection may take place outside of normal business hours if deemed necessary by Agent in its good faith business judgment), to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted no more often than once every twelve (12) months, unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Agent shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Agent’s then-current standard charge for the same), plus reasonable documented out-of-pocket expenses.

(b) In the event Borrower and Agent schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to reschedule the audit with less than eight (8) days written notice to Agent, then (without limiting any of Agent’s rights or remedies) Borrower shall pay Agent a fee of Two Thousand Dollars ($2,000) plus any reasonable documented out-of-pocket expenses incurred by Agent to compensate Agent for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts customary for companies of Borrower’s size in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee. All liability policies shall show, or have endorsements showing, Agent as an additional insured. Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at Agent’s option after an Event of Default has occurred and is continuing, payable to Agent on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying up to Five Hundred Thousand Dollars ($500,000) per calendar year, of the proceeds of any insurance policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent has been granted a first priority security interest subject to Permitted Liens, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent on account of Obligations then due.

(c) If requested by Agent in its good faith business judgment, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent twenty (20) days (ten (10) days for non-payment of premium) prior written notice before any such policy or policies shall be materially altered or cancelled. If Borrower fails to, in a timely manner, obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Agent, in its good faith business judgment, deems prudent.

6.8 Accounts.

(a) Intentionally Omitted.

(b) Intentionally Omitted.

(c) Borrower shall provide Agent five (5) days prior written notice before establishing any Collateral Account. For each Collateral Account that Borrower at any time maintains, Borrower shall, within five (5) days of the creation of such account (or such later date as reasonably agreed by Agent), cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Agent (provided that for any new Collateral Account that is obtained as a result of a Permitted Acquisition, the Borrower shall have sixty (60) days from the date of such Permitted Acquisition to deliver such Control Agreement (or such later date as reasonably agreed by Agent)). The provisions of the previous sentence shall not apply to deposit accounts (i)(A) exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such, which for the avoidance of doubt, shall not, at any time contain cash in excess of two pay periods’ worth of Borrower’s payroll obligations or (B) mentioned in clause (n) of the definition of “Permitted Liens” (such deposit accounts in clauses (i)(A) and (i)(B), collectively, the “Excluded Accounts”), (ii) on or prior to the date set forth in Section 6.15(c), the Foreign Accounts and Rocket Canada’s account at Silicon Valley Bank listed on the Perfection Certificate delivered to Agent on or prior to the Effective Date or (iii) any Collateral Account that is located outside the United States of America where a Control Agreement or other appropriate instrument is not required by such jurisdiction to perfect Agent’s Lien in such Collateral Account.

6.9 Intentionally Omitted.

6.10 Protection of Intellectual Property Rights. Use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property with any material value; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property with any material value; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent. Together with the delivery of any Compliance Statement required to be delivered pursuant to Section 6.2(d), the Borrower shall provide a list of (a) any Patents, Trademarks,

Copyrights or mask works, in each case, that are owned by such Borrower that are registered (or any application of the foregoing filed) by such Borrower with the United States of America Patent and Trademark Office or the United States of America Copyright Office during the period covered by the Compliance Statement and not previously disclosed in writing to the Agent. Thereafter, upon the written request of Agent, the Borrower shall promptly execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest (subject to Permitted Liens) in favor of Agent in such registered or applied for intellectual property.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to Borrower.

6.12 Intentionally Omitted.

6.13 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof and subject to the post-closing period set forth in Section 6.15 with respect to any Subsidiary of Parent that is located outside the United States of America, within thirty (30) days (or such later date as reasonably agreed by Agent) of the date on which Borrower or any Guarantor (i) forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division, but for the avoidance of doubt, not for a Subsidiary that the Borrower designates by written notice to the Agent as an Immaterial Subsidiary) or (ii) informs the Agent that an Immaterial Subsidiary shall no longer be designated an Immaterial Subsidiary, Borrower and such Guarantor shall (a) cause such Subsidiary to provide to Agent a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements (to the extent required by Section 6.8(c)), in each case, as applicable, all in form and substance satisfactory to Agent, in its good faith business judgment (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed, acquired or designated Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary in form and substance reasonably satisfactory to Agent; and (c) provide to Agent all other documentation in form and substance reasonably satisfactory to Agent in its good faith business judgment, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above, in each case, as reasonably requested in writing by Agent (provided that no opinion shall be requested or required from Borrower, any Guarantor or any of their respective Subsidiaries in any jurisdiction where it is not customary for a borrower’s or guarantor’s counsel to provide such an opinion). Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 (other than any of the foregoing that are not executed by the Borrower, including any financing statement) shall be a Loan Document.

6.14 Further Assurances. Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Agent, within five (5) Business Days after the same are sent or received by Borrower, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law, in each case, that could reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower and its Subsidiaries taken as a whole.

6.15 Post-Closing Conditions.

(a) As soon as possible, but no later than the date that is thirty (30) days after the Effective Date (or such later date as reasonably agreed by Agent), Borrower shall use commercially reasonable efforts to deliver to Agent, in form and substance reasonably satisfactory to Agent in its good faith business judgment, a landlord’s consent in favor of Agent for each of Borrower’s leased locations at (i) 3881 McGowen Street, Long Beach, CA 90808, (ii) Mid-Atlantic Regional Spaceport, NASA Wallops Flight Facility, Wallops Island, Accomack County, Virginia, and (iii) 7396 Aerospace Gateway, Wallops Island, Accomack County, Virginia 23337, by the respective landlord thereof, together with the duly executed signatures thereto.

(b) As soon as possible, but no later than the date that is thirty (30) days after the Effective Date (or such later date as reasonably agreed by Agent), Borrower shall deliver to Agent, evidence reasonably satisfactory to Agent that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent.

(c) As soon as possible, but no later than the date that is sixty (60) days after the Effective Date (or such later date as reasonably agreed by the Agent), Borrower shall deliver to Agent:

(i) a Guaranty executed by Rocket NZ (under which Rocket NZ provides a guaranty of the obligations of each Borrower under this Agreement (and provides, amongst other customary things, representations, warranties and covenants equivalent to those made by each Borrower under this Agreement, as amended to reflect, among other customary things, the fact that (A) Rocket NZ is (1) a company incorporated in New Zealand and (2) a guarantor (instead of a co-borrower) and (B) its collateral is located in New Zealand and lien creation, perfection and priority actions are governed by New Zealand law));

(ii) a joinder agreement executed by Rocket Canada under which Rocket Canada agrees to become party to this Agreement as a Borrower (and the parties to this Agreement agree that certain amendments will need to be made to the covenants and other provisions of this Agreement to reflect Rocket Canada’s applicable jurisdiction of incorporation, and in connection therewith the parties agree to negotiate in good faith to agree such amendments promptly after the Effective Date);

(iii) a general security deed governed by New Zealand law executed by Rocket NZ on terms equivalent to the security granted by the Borrowers provided under section 4.1 of this Agreement, with changes as are customary in New Zealand law security documents;

(iv) a specific security deed governed by New Zealand law executed by Parent which is on terms equivalent to the security granted under the Pledge Agreement, with changes as are customary in New Zealand law security documents;

(v) a general security agreement governed by the laws of the Province of Ontario executed by Rocket Canada on terms equivalent to the security granted by the Borrowers provided under section 4.1 of this Agreement, with changes as are customary in security documents governed by the laws of the Province of Ontario;

(vi) if reasonably required by the Agent and subject to advice from the parties’ respective tax advisors, a securities pledge agreement governed by the laws of the Province of Ontario executed by the applicable Borrower on terms equivalent to the security granted under the Pledge Agreement, with changes as are customary in security documents governed by the laws of the Province of Ontario;

(vii) a director’s certificate from a director of Rocket NZ in the form provided by Agent’s counsel (provided such form is customary in New Zealand), with the attachments referred to in that form;

(viii) a director’s certificate from a director of Rocket Canada in the form provided by Agent’s counsel (provided such form is customary in Canada), with the attachments referred to in that form;

(ix) all information required for the Agent to: (x) file a financing statement on the New Zealand Personal Property Securities Register in respect of the security documents referred to in paragraphs (iii) and (iv) above, and (y) file a financing statement pursuant to the Personal Property Security Act (Ontario) and/or the Personal Property Security Act (British Columbia) in respect of the security documents referred to in paragraphs (v) and (vi) above, in each case with the priority required by the Agent;

(x) reasonably satisfactory searches of the New Zealand Personal Property Securities Register of Rocket NZ and Parent and reasonably satisfactory searches of the Personal Property Security Act (Ontario) and/or the Personal Property Security Act (British Columbia) of Rocket Canada;

(xi) reasonably satisfactory searches of the New Zealand Companies Office in relation to Rocket NZ;

(xii) reasonably satisfactory searches of the High Court of New Zealand in relation to Rocket NZ and Parent;

(xiii) a certificate of good standing or compliance for the provinces of Ontario and British Columbia in relation to Rocket Canada;

(xiv) all documents and other evidence reasonably requested by the Agent or a Lender (through the Agent) in order for the Agent or the Lender to carry out all necessary “know your customer” or other similar checks in relation to Rocket NZ and Rocket Canada and each of their respective authorised signatories under all applicable laws and regulations where such information is not already available to the recipient;

(xv) the original share certificates (if any) and a blank signed and undated share transfer form for all of the issued shares in Rocket NZ and a certified copy of the share register for Rocket NZ including a notation of the Agent’s interest; and

(xvi) the original share certificates (if any) and, solely to the extent there is an original share certificate, a blank signed and undated share transfer form, in each case, for all of the issued shares in Rocket Canada; and

the Borrower agrees that the Agent’s counsel shall provide a legal opinion in form and substance reasonably acceptable to Agent (which, for the avoidance of doubt, if the Agent’s counsel does not timely provide such a legal opinion, no default or Event of Default under the Loan Documents shall occur or exist).

(d) As soon as possible, but no later than the date that is sixty (60) days after the Effective Date (or such later date as reasonably agreed by Agent), Borrower shall deliver to Agent a good standing certificate of Parent certified by the Secretary of State of California.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Agent’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and (g) of assets not otherwise permitted under this Section 7.1 with a value not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto, or a natural extension thereof; (b) liquidate or dissolve; (c) fail to provide notice to Agent of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after his or her departure from Borrower; or (d) permit or suffer any Change in Control; provided that, notwithstanding the foregoing, the consummation of the transactions pursuant to the De-SPAC Agreement shall be permitted.

Borrower shall not, without at least fifteen (15) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate or of which Borrower has previously notified Agent of in writing pursuant to this Section 7.2, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of Two Hundred Fifty Thousand Dollars ($250,000) of Borrower’s assets or property, then Borrower will use commercially reasonable efforts for a period of thirty (30) days to cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance reasonably satisfactory to Agent. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will use commercially reasonable efforts for a period of thirty (30) days to cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Agent.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), in each case, other than Permitted Acquisitions and the consummation of the transactions pursuant to the De-SPAC Agreement. A Subsidiary may (i) merge or consolidate into another Subsidiary or into Borrower or (ii) dissolve or liquidate so long as all of such Subsidiary’s assets are transferred to Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except, in each case, for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (other than Permitted Liens which may have priority over Agent’s Liens in the Collateral in accordance with applicable law).

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(c) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and make cash payments in lieu of fractional shares in connection with any such conversions, (ii) Borrower may pay dividends solely in common stock, (iii) Borrower may repurchase the stock or other equity interests of current or former employees, consultants or directors (their spouses, trusts, heirs and estates) pursuant to or otherwise in connection with stock repurchase agreements, option agreements or similar agreements (A) so long as an Event of Default does not exist at the time of any such repurchase and would not exist immediately after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year or (B) regardless of whether an Event of Default exists, where the consideration for such repurchase is solely the cancellation of indebtedness owing to Borrower, (iv) Borrower may repurchase stock or other equity interests from employees, consultants or directors in connection with secondary sales where the consideration for such repurchase is the proceeds of the issuance of Borrower’s equity interests consummated immediately prior or substantially contemporaneously with such repurchase, and (v) Borrower may redeem from members of its management team, shares of its common stock in an aggregate amount not to exceed $40,000,000 in connection with the consummation of the transactions pursuant to the De-SPAC Agreement; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so. Notwithstanding the foregoing, Subsidiaries of Borrower shall be permitted to pay dividends to Borrower or make distributions to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) sales of equity securities in bona fide venture financing transactions that are not prohibited by Section 7.2, (c) the incurrence of Subordinated Debt, (d) commercially reasonable and customary compensation arrangements with Borrower’s and its Subsidiaries employees, officers, directors and managers approved by Borrower’s or such Subsidiary’s Board of Directors, (e) transactions permitted pursuant to Section 7.1, 7.2, 7.3, 7.4 or 7.7, (f) intercompany services arrangements entered into between Borrower and its Subsidiaries and reviewed and approved by Agent in its reasonable discretion, (g) transactions among any of the Borrowers and/or any of the Guarantors, and (h) transfer pricing, cost plus or similar arrangements between Borrower and its Subsidiaries approved in advance, in writing by Agent in its reasonable discretion; provided that Agent shall, as soon as practicable, but no later than ten (10) Business Days after Agent receives from Borrower a substantially final copy of any proposed transfer pricing, intercompany services or similar arrangement, provide any comments, questions or approval of the same (as appropriate) to Borrower; provided, further, that to the extent Agent fails provide any comments, questions or approval within such ten (10) Business Day period, Agent shall be deemed to have approved any such transfer pricing, intercompany services or similar arrangement.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, except as expressly permitted under the terms of the applicable subordination, intercreditor or similar agreement to which such Subordinated Debt is subject, or adversely affect the subordination thereof to Obligations owed to Agent.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction as defined in ERISA, from occurring or (c) comply with applicable provisions of the Federal Fair Labor Standards Act, the failure of any of the conditions in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business, or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in excess of One Hundred Thousand Dollars ($100,000).

7.11 Subsidiary Assets. Permit the aggregate value of cash and Cash Equivalents held by Borrower’s Subsidiaries that are not either co-Borrowers or secured Guarantors hereunder to, collectively, exceed Five Million Dollars ($5,000,000) (or equivalent) for more than ten (10) consecutive Business Days each calendar month, provided that at no time shall the cash and Cash Equivalents held by such Subsidiaries exceed Ten Million Five Hundred Thousand Dollars ($10,500,000) in the aggregate.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due (provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or the Lenders (or any failure to auto-debit Borrower’s deposit accounts pursuant to the terms of this Agreement to the extent Agent or the Lenders fail to notify Borrower of the intention not to initiate such auto-debt at least five (5) Business Days prior to the applicable payment date) or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay), or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.1(c), 6.2, 6.5, 6.6, 6.7, 6.8, or 6.14 or violates any covenant in Section 7; or

(b) Borrower or Guarantor fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in clause (a) above) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower or Guarantor be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower or Guarantor shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs; provided that solely for purposes of this Section 8.3, the occurrence of any of the following, in and of itself, shall not constitute a Material Adverse Change: (a) any single launch failure or (b) the failure to consummate the transactions contemplated by the De-SPAC Agreement on or prior to November 30, 2021. After a Qualified IPO, Agent shall provide two (2) Business Days written notice to Borrower before exercising any right or remedy with respect to this Section 8.3, whereby during such time, Agent shall make itself available to discuss in good faith any proposed solution to such Material Adverse Change.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower and its Subsidiaries (taken as a whole on a consolidated basis) are unable to pay their debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Indebtedness. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of (a) prior to a Qualified IPO, One Million Dollars ($1,000,000) or (b) after a Qualified IPO, Three Million Dollars ($3,000,000); provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Agent receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Agent be materially less advantageous to Borrower;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of (a) prior to a Qualified IPO, at least One Million Dollars ($1,000,000) or (b) after a Qualified IPO, at least Three Million Dollars ($3,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) Business Days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. Borrower or Guarantor or any Person acting for Borrower or Guarantor makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent in connection with this Agreement or any Loan Document or to induce Agent to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement; or

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations (subject to any applicable grace or cure periods); (c) any circumstance described in Sections 8.4, 8.5, 8.6, 8.7 or 8.8 of this Agreement occurs with respect to any Guarantor, or (d) the death, liquidation, winding up, or termination of existence of any Guarantor (provided that a Guarantor may liquidate, wind up or terminate so long as its assets are transferred to another Guarantor or to Borrower).

9	RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, or solely with respect to clause (b) any Lender may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent or such Lender;

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds. Borrower shall collect all payments in trust for Agent and, if requested by Agent, immediately deliver the payments to Agent in the form received from the Account Debtor, with proper endorsements for deposit;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Agent’s rights or remedies;

(e) apply to the outstanding Obligations (including any Obligations accelerated in accordance with this Section 9.1 and pursuant to the Code) any (i) balances and deposits of Borrower it holds (other than the Excluded Accounts, which, for the avoidance of doubt shall not contain (in the aggregate) more than two pay periods’ worth of Borrower’s payroll obligations), or (ii) amount held by Agent owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent’s benefit;

(g) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable solely following the occurrence and during the continuance of an Event of Default, to (i) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent chooses); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the Code permits; (vi) receive, open and dispose of mail addressed to Borrower; (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all Account Debtors to pay Agent directly. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral, solely following the occurrence and during the continuance of an Event of Default, until all Obligations (other than inchoate indemnification or reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) have been satisfied in full and the Loan Documents have been terminated. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnification or reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated.

9.3 Protective Payments. If Borrower fails to timely obtain the insurance called for by Section 6.7 or fails to timely pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Agent (on behalf of the Lenders) shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Agent shall pay any surplus to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to the Lenders for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5 Agent’s Liability for Collateral. So long as Agent complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent, Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. So long as Agent complies with reasonable banking practices, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election and shall not preclude Agent from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

9.8 Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. To the fullest extent permitted by applicable law, each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Agent to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Agent may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Agent under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Agent and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Agent or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	ROCKET LAB USA, INC., on behalf of Borrower
3881 McGowen Street
Long Beach, CA 90808
Attn: Peter Beck, Chief Executive Officer

With a copy to (which shall not be deemed to constitute notice):	Goodwin Procter LLP
520 Broadway, Suite 500
Santa Monica, CA 90401
Attn: Kristopher Ring

If to Agent:	HERCULES CAPITAL, INC.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Attn: Legal Department

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Except to the extent otherwise set forth in the Loan Documents, each party hereto submits to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12	GENERAL PROVISIONS

12.1 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. No termination of this Agreement shall in any way affect or impair any right or remedy of Agent, nor shall any such termination relieve Borrower of any Obligation to Agent, until all of the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination and payment in full of the Obligations then outstanding.

12.2 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. As long as no Event of Default has occurred and is continuing, Agent and the Lenders shall not assign, transfer, or endorse its rights hereunder and under the other Loan Documents to a Direct Competitor or otherwise without the Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and all of such rights shall inure to the benefit of Agent’s and the Lenders’ successors and permitted assigns; it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require, and (ii) in connection with any sale, transfer, pledge or assignment permitted under this Section 12.2 by Agent or any Lender, Agent or such Lender (as applicable) agrees to provide prior written notice thereof to Borrower. Notwithstanding the foregoing, with respect to any such assignment by Agent or any Lender, Agent or such Lender, as applicable, agrees to use commercially reasonable efforts to avoid any material impact with respect to CFIUS or any other applicable United States federal law or regulation materially applicable to the Borrower’s business. Any prohibited assignment or transfer by any Person of its rights or obligations under this Agreement or any other Loan Document shall be absolutely null and void ab initio. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lender(s), and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loan Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Agent and each Lender and each of their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or reasonable documented out-of-pocket expenses (including the Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Agent, the Lenders and Borrower contemplated by the Loan Documents (including reasonable documented out-of-pocket attorneys’ fees and expenses), except for Claims and/or losses directly caused by any Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Agent and Borrower.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, or release, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. In the event any provision of any other Loan Document is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall exclusively control.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. In handling any confidential information, Agent and each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Agent’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Agent, collectively, “Agent Entities”) provided that Agent insures that such Agent Entities are informed of the confidential nature of such information and instructed to maintain the confidentiality of such information; (b) to prospective transferees or purchasers of any interest in the Credit Extensions that are permitted by Section 12.2 (provided, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or such Lender’s regulators or as otherwise required in connection with Agent’s or such Lender’s examination or audit; (e) as Agent or such Lender considers appropriate in exercising remedies under the Loan Documents; (f) to third-party service providers of Agent or such Lender so long as such service providers have executed a confidentiality agreement with Agent or such Lender with terms no less restrictive than those contained herein; and (g) to any investor or potential investor (and each of their respective Affiliates or clients) in Agent or the Lenders (or each of their respective Affiliates) to the extent such investor or potential investor has executed a confidentiality agreement with Agent or such Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Agent’s or such Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or such Lender in violation of this Agreement) after disclosure to Agent or such Lender; or (ii) disclosed to Agent or such Lender by a third party, if Agent or such Lender does not know that the third party is prohibited from disclosing the information.

Agent Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Agent arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Right of Setoff. Borrower hereby grants to Agent a Lien and a right of setoff as security for all Obligations to the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including a subsidiary of Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent may setoff the same or any part thereof and apply the same to any Obligation of Borrower then due (including any Obligations accelerated by Agent in accordance with Agent’s rights hereunder) and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17 Patriot Act. Agent hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of Borrower and each of its Subsidiaries and other information that will allow Agent and the Lenders, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

12.18 Right to Invest. Hercules Capital, Inc. or, to the extent permitted in accordance with this Section 12.18, its assignee or nominee shall have the right, in its discretion, to participate in the Subsequent Financing in an amount of up to $5,000,000 on the same terms, conditions and pricing afforded to others participating in the Subsequent Financing. This Section 12.18, and all rights and obligations hereunder, shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement; provided that this Section 12.18, and all rights and obligations hereunder, shall terminate and be of no further force and effect after the closing of a Qualified IPO. Notwithstanding anything to the contrary set forth in this Agreement (including, without limitation, Section 12.2) or any other Loan Document, the right set forth under this Section 12.18 may not be assigned or otherwise transferred to any other Person other than any Affiliate of Hercules Capital, Inc. without the prior written consent of Borrower (which shall not be unreasonably withheld), and any prohibited assignment or transfer shall be absolutely null and void ab initio.

12.19 De-SPAC Transactions. Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, it is understood and agreed that (i) the consummation of the transactions contemplated by the De-SPAC Agreement shall be permitted and (ii) the completion of such transactions shall not result in a default or an Event of Default hereunder or under any other Loan Document.

12.21 Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 2 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 2 attached hereto.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit D, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the equity interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing), any product, product line or Intellectual Property of or from any other Person.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agent Entities” is defined in Section 12.9.

“Agreement” is defined in the preamble hereof.

“Annual Financial Statements” is defined in Section 6.2(f).

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Credit Extension request, on behalf of Borrower.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof, but in no event shall it include an Immaterial Subsidiary.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate cancelling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banking institutions in the State of California are closed for business.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Agent the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first (1st) day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement and Liens incurred in connection with Subordinated Debt). Notwithstanding the foregoing, the consummation of the transactions pursuant to the De-SPAC Agreement shall not constitute a “Change in Control” hereunder.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan Advance, amount utilized for cash management services, or any other extension of credit by the Lenders for Borrower’s benefit.

“De-SPAC Agreement” is that certain Agreement and Plan of Merger, dated as of March 1, 2021, by and among Vector Acquisition Corporation, a Cayman Islands exempted company, Parent and Prestige USA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, as amended by that certain Amendment No. 1, dated as of May 7, 2021.

“Default Rate” is defined in Section 2.5(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Direct Competitor” means any Person (whether as an operating company or direct or indirect parent with voting control over such operating company) that is a direct competitor of the Borrower (or a vulture fund or distressed debt fund) that is identified in writing to the Agent by the Borrower; provided that (A) any written notice delivered hereunder shall not have retroactive effect to disqualify an entity in respect of any prior allocation, assignment or participation and (B) the effect of any written notice of designation hereunder shall not take effect until three (3) full Business Days after receipt of such written notice by the Agent.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Due Diligence Fee” is defined in Section 2.6(d).

“Effective Date” is defined in the preamble hereof.

“End of Term Charge” is $3,250,000.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 6.8(c).

“Expenses” are all reasonable documented out-of-pocket audit fees and expenses, costs, and expenses (including reasonable documented out-of-pocket attorneys’ fees and expenses of one outside counsel of Agent and the Lenders (which shall be Latham & Watkins LLP) and one local counsel in each relevant material jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and, in the case of an actual conflict of interest where Agent or any Lender affected by such conflict notifies Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Lenders similarly situated) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) incurred with respect to Borrower or any Guarantor by Agent and the Lenders.

“Facility Charge” means One Million Dollars ($1,000,000).

“Financial Statement Repository” is each of Agent’s email addresses listed in Section 10 or such other means of collecting information approved and designated by Agent after providing notice thereof to Borrower from time to time.

“Foreign Accounts” means (i) Rocket NZ may maintain up to Ten Million Dollars ($10,000,000) in its account at ASB Bank Limited listed on the Perfection Certificate delivered to Agent on or prior to the Effective Date (the “ASB Account”), provided that at no time shall the amount of cash in the ASB Account exceed Four Million Five Hundred Thousand Dollars ($4,500,000) for more than ten (10) consecutive Business Days in any calendar month, and (ii) Rocket Canada may maintain its account at Scotia Bank listed on the Perfection Certificate delivered to Agent on or prior to the Effective Date (the “Scotia Bank Account”), provided that at no time shall the amount of cash in the Scotia Bank Account exceed Five Hundred Thousand Dollars ($500,000) for more than ten (10) consecutive Business Days in any calendar month.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Agent, but in no event shall it include an Immaterial Subsidiary.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Immaterial Subsidiary” means, at any time, any Subsidiary of the Borrower having (i) total assets (as determined in accordance with GAAP) with a book value of no more than 2.5% of the consolidated total assets of the Borrower and Subsidiaries, and (ii) total revenue (as determined in accordance with GAAP) of no more than 2.5% of the consolidated total revenues of the Borrower and Subsidiaries; provided, however, that (a) the total assets (as determined in accordance with GAAP) of all Immaterial Subsidiaries shall not have a book value in excess of 5% of the consolidated total revenues of the Borrower and Subsidiaries, and (b) the total revenues (as so determined) of all Immaterial Subsidiaries shall not be in excess of 5% of the consolidated total revenues of the Borrower and Subsidiaries.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Effective Date between the Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), any loan, advance or capital contribution to any Person and any Acquisition.

“Key Person” is Borrower’s Chief Executive Officer. Peter Beck is the Chief Executive Officer of Parent as of the Effective Date.

“Lenders” is defined in the preamble hereof.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the ACH Authorization, each guaranty, joinder agreement, general security deed, specific security deed, security agreement and pledge agreement referred to in Section 6.15(c), any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Agent, in each case, that are related to this Agreement or the Term Loan Advances, all as amended, restated, or otherwise modified.

“Make Whole Amount” means, as of any date of prepayment of any of the Term Loan Advances on or prior to the Make Whole Termination Date, an amount equal to the sum of (a) the present value of all required interest payments due on such Term Loan Advances that are prepaid from the date of prepayment until the Make Whole Termination Date, discounted to the date of prepayment (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.25%, as reasonably calculated by Agent, assuming that the Term Loan Cash Interest Rate applicable to all such interest is the Term Loan Cash Interest Rate in effect on the date of such prepayment and, for the avoidance of doubt, taking into account all increases in the principal amount of the Term Loan Advances as a result of interest to be paid or to be paid in-kind pursuant to this Agreement (in each case, calculated, if applicable, at the Default Rate if an Event of Default exists at the time of the applicable prepayment or if the Term Loan Advances are accelerated (whether or not automatic)), plus (b) the Prepayment Charge.

“Make Whole Termination Date” is defined in Section 2.3(c)(i).

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(b).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Expenses, the Prepayment Charge, the Facility Charge, the Due Diligence Fee, the End of Term Charge, any Make Whole Amount and other amounts Borrower owes Agent or any Lender now or later, in each case, under this Agreement or the other Loan Documents, including, without limitation, all interest accruing after Insolvency Proceedings begin.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Parent” is defined in the preamble.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) Business Day of each month.

“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit C.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” means any Acquisition which is conducted in accordance with the following requirements:

(a) of a business or Person or product engaged in a line of business related to that of the Borrower or its Subsidiaries or reasonable extensions thereof; if such Acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and the Borrower shall comply, or cause such Subsidiary to comply, with Section 6.13 hereof or (ii) such Person shall be merged with and into Borrower or a Guarantor (with the Borrower or the Guarantor, as applicable, being the surviving entity);

(b) if such Acquisition is structured as the acquisition or in-licensing of assets, such assets shall be acquired by Borrower or a Guarantor, and shall be free and clear of Liens other than Permitted Liens;

(c) the Borrower shall have delivered to the Agent prior to the date of such Acquisition, notice of such Acquisition together with pro forma projected financial information, copies of all material documents relating to such acquisition, and, to the extent the purchase price for such Acquisition (computed pursuant to clause (e) below) is greater than Ten Million Dollars ($10,000,000), historical financial statements for such acquired entity, division or line of business;

(d) both at the time of and immediately after such Acquisition, no Event of Default shall have occurred and be continuing; and

(e) the sum of the purchase price of such proposed Acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not be greater than (i) for all such acquisitions in the aggregate in any fiscal year, the sum of (x) unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction, but excluding any Liens of the type set forth in clause (a)(ii) or clause (i) of the definition of “Permitted Liens”) net cash proceeds from a bona fide equity financing consummated in connection with such Acquisition plus (y) Five Million Dollars ($5,000,000) plus (z) the Remaining Specified Net Proceeds Amount and (ii) for all such acquisitions during the term of this Agreement, the sum of (x) unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction, but excluding any Liens of the type set forth in clause (a)(ii) or clause (i) of the definition of “Permitted Liens”) net cash proceeds from a bona fide equity financing consummated in connection with such Acquisition plus (y) Twenty Million Dollars ($20,000,000) plus (z) the Remaining Specified Net Proceeds Amount.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Agent or the Lenders under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) (i) Indebtedness of Borrower or any secured Guarantor to any other Borrower or secured Guarantor hereunder, (ii) Indebtedness of any Subsidiaries that are not Borrowers or secured Guarantors hereunder to Borrower and/or a secured Guarantor in an aggregate outstanding principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000), and (iii) Indebtedness of any Subsidiary that is not a Borrower or secured Guarantor hereunder to another Subsidiary that is not a Borrower or secured Guarantor hereunder;

(h) To the extent constituting Indebtedness, without duplication of any items specifically set forth in this definition of Permitted Indebtedness, Permitted Investments;

(i) Indebtedness in respect of performance bonds, bid bonds, appeal bonds and surety bonds in each case provided in the ordinary course of business;

(j) (i) up to Two Hundred Fifty Thousand Dollars ($250,000) of unsecured Indebtedness in connection with corporate credit cards and letters of credit, and (ii) up to One Million Dollars ($1,000,000) of Indebtedness in connection with corporate credit cards and letters of credit that is secured by a lien on a corresponding amount of cash collateral (such cash Collateral not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time);

(k) Indebtedness in respect of netting services, overdraft protections and other customary bank products or otherwise in connection with deposit accounts in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000);

(l) other Indebtedness not otherwise permitted hereunder not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding; and

(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (l) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b) (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendments thereto) have been approved in advance, in writing, by Agent; provided that Agent shall, as soon as practicable, but no later than ten (10) Business Days after Agent receives from Borrower, a substantially final copy of any proposed amendment to Borrower’s investment policy, provide any comments, questions or approval of the same (as appropriate) to Borrower; provided, further, that to the extent Agent fails to provide any comments, questions or approval within such ten (10) Business Day period, Agent shall be deemed to have approved any such investment policy;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.8(c) of this Agreement) in which Agent, to the extent required pursuant to Section 6.8, has a first priority perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g) Investments (i) by Borrower or any secured Guarantor in any other Borrower or secured Guarantor, (ii) by any Subsidiary that is not a Borrower or secured Guarantor in Borrower or any secured Guarantor, or (iii) by Borrower or any secured Guarantor in any Subsidiaries that are not Borrowers or secured Guarantors in the ordinary course of business to fund the ongoing day-to-day operations of such Subsidiaries, so long as such Investments are made on a cost-plus basis in accordance with intercompany services or transfer pricing agreements approved in advance, in writing by Agent; provided that Agent shall, as soon as practicable, but no later than ten (10) Business Days after Agent receives from Borrower, a substantially final copy of any proposed transfer pricing, intercompany services or similar arrangement, provide any comments, questions or approval of the same (as appropriate) to Borrower; provided, further, that to the extent Agent fails to provide any comments, questions or approval within such ten (10) Business Day period, Agent shall be deemed to have approved any such transfer pricing, intercompany services or similar arrangement;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; and

(l) Investments consisting of the formation and ownership of equity interests in Subsidiaries subject, at all times, to the requirements set forth in Section 6.13 hereof;

(m) Investments permitted pursuant to clauses (b), (g), (m) and (n) of the definition of Permitted Indebtedness;

(n) Permitted Acquisitions;

(o) the consummation of the transactions pursuant to the De-SPAC Agreement; and

(p) Investments not otherwise permitted in an aggregate amount of not more than Five Hundred Thousand Dollars ($500,000) in each fiscal year.

“Permitted Liens” are:

(a) (i) Liens existing on the Effective Date which are shown on the Perfection Certificate or (ii) Liens in favor of Agent or the Lenders arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens and capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000) in the aggregate amount outstanding (without duplication of clause (a)(i) above in this definition), or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to

Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;

(g) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(h) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) to the extent required pursuant to Section 6.8, Agent has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts (ii) such accounts are permitted to be maintained pursuant to Section 6.8(c) of this Agreement;

(j) Deposits to secure the performance of bids, statutory obligations, surety and appeal bonds, in each case, incurred in the ordinary course of business;

(k) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens);

(l) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, and landlords arising and imposed without enforcement action of such parties;

(m) Liens securing Subordinated Debt;

(n) Liens of financial institutions on up to One Million Dollars ($1,000,000) in the aggregate of Borrower’s or its Subsidiaries’ cash (in addition to Liens on any deposit accounts in which such cash is held) securing corporate credit card obligations and letters of credit of Borrower or its Subsidiaries; and

(o) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (n), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIPE Investment” has the meaning set forth in the De-SPAC Agreement.

“Pledge Agreement” means the Pledge Agreement dated as of the Effective Date between Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Prepayment Charge” is, with respect to any prepayment, refinancing, substitution or replacement of the Term Loan Advances prior to the Term Loan Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), a fee payable to the Lenders in amount equal to 1.0% of the principal amount of the Term Loan Advances being prepaid.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Qualified IPO” means (a) the issuance by Borrower of its equity securities in a Subsequent Financing constituting an underwritten primary public offering pursuant to an effective registration statement filed with the SEC in accordance with the Exchange Act, (b) the closing of the transactions contemplated by the De-SPAC Agreement or (c) the closing of a business combination between Borrower and a blank check company formed for the purpose of effecting a business combination (or one of its Subsidiaries) following which a class of common equity securities of Borrower (or its parent following such business combination) is listed on a national securities exchange.

“Quarterly Financial Statements” is defined in Section 6.2(c).

“Register” is defined in Section 12.2.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Remaining Specified Net Proceeds Amount” means, as of a date of consummation of a given Acquisition, (x) the Total Specified Net Proceeds Amount minus (y) the aggregate amount of all Utilized Specified Net Proceeds for all prior Acquisitions.

“Repayment Charges” is defined in Section 2.6(f).

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“RL Global” is defined in the preamble hereof.

“Rocket Canada” means Rocket Lab Space Systems Inc.

“Rocket NZ” means Rocket Lab Limited.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness under this Agreement and any Loan Document (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent, in its good faith business judgment, entered into between Agent and the other creditor), on terms acceptable to Agent, in its good faith business judgment.

“Subsequent Financing” means the next Borrower financing for which definitive agreements are entered into after the Effective Date and prior to the date of a Qualified IPO and results in aggregate proceeds to Borrower of at least $50,000,000, excluding, for the avoidance of doubt, the PIPE Investment.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.3(a) of this Agreement.

“Term Loan Cash Interest Rate” means for any day a floating per annum rate of interest equal to the greater of either (a) 8.15% or (b) (i) 8.15% plus (ii) the Prime Rate minus (iii) 3.25%.

“Term Loan Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Line” is an aggregate principal amount equal to One Hundred Million Dollars ($100,000,000).

“Term Loan Maturity Date” is June 1, 2024.

“Term Loan PIK Interest Rate” means 1.25%.

“Total Specified Net Proceeds Amount” means all unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction, but excluding any Liens of the type set forth in clause (a)(ii) or clause (i) of the definition of “Permitted Liens”) net cash proceeds received from the consummation of the transactions contemplated by the De-SPAC Agreement and/or, without duplication, from the consummation of the PIPE Investment, regardless of the fact that such net cash proceeds were not raised in connection with any certain Acquisition.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Treasury Rate” means a rate equal to the then-current yield to maturity on actually traded United States of America Treasury securities having a constant maturity and having a duration equal to (or nearest available tenor) the period from the date that prepayment is received to the date that falls on the Term Loan Maturity Date.

“Utilized Specified Net Proceeds” means, with respect to a given Acquisition, without duplication, (a) with respect to clause (e)(i) of the definition of “Permitted Acquisition”, the amount utilized in clause (e)(i)(z) of the definition of “Permitted Acquisition” for such Acquisition, and (b) with respect to clause (e)(ii) of the definition of “Permitted Acquisition”, the amount utilized in clause (e)(ii)(z) of the definition of “Permitted Acquisition” for such Acquisition.

[Balance of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ROCKET LAB USA, INC.

By:	/s/ Peter Beck
Name:	Peter Beck
Title:	Chief Executive Officer

ROCKET LAB GLOBAL SERVICES, LLC

By:	/s/ Adam Spice
Name:	Adam Spice
Title:	Chief Executive Officer

[Signature Page to Loan and Security Agreement]

AGENT:

HERCULES CAPITAL, INC.

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Title:	Associate General Counsel

LENDERS:

HERCULES CAPITAL, INC.

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Title:	Associate General Counsel

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

TERM LOAN COMMITMENTS

LENDER	TERM LOAN COMMITMENT

HERCULES CAPITAL, INC.	$100,000,000

TOTAL TERM LOAN COMMITMENTS:	$100,000,000

EXHIBIT A

COLLATERAL DESCRIPTION

EXHIBIT B

COMPLIANCE STATEMENT

EXHIBIT C

LOAN PAYMENT/ADVANCE REQUEST FORM

EXHIBIT D

ACH DEBIT AUTHORIZATION AGREEMENT

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT

TAXES; INCREASED COSTS

1.	Defined Terms. For purposes of this Addendum 1:

a.	“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

b.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan Advance or Term Loan Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Term Loan Advance or Term Loan Commitment (other than pursuant to an assignment request by Borrower under Section 11.b. of this Addendum 1) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Addendum 1 and (iv) any withholding Taxes imposed under FATCA.

c.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Internal Revenue Code.

d.	“Foreign Lender” means a Lender that is not a U.S. Person.

e.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

f.	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

g.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan Advance or Loan Document).

h.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.b. of this Addendum 1).

i.	“Recipient” means the Agent or any Lender, as applicable.

j.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto

k.	“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

l.	“Withholding Agent” means Borrower and the Agent.

2.

Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3.

Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

4.

Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this

Addendum 1 or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In addition, Borrower agrees to pay, and to save the Agent and any Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of the Agent or such Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

5.

Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so) and (b) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 5.

6.

Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a governmental authority pursuant to the provisions of this Addendum 1, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

7.	Status of Lenders.

a.

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Agent, at the time or times reasonably requested by Borrower or the Agent, such properly completed and executed documentation reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Addendum 1) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

b.	Without limiting the generality of the foregoing,

i.

any Lender that is a U.S. Person shall deliver to Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

ii.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

A.

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B.	executed copies of IRS Form W-8ECI;

C.

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D.

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of each such direct and indirect partner;

iii.

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and

iv.

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

c.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

8.

Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9.

Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan Advance or of maintaining its obligation to make any such Term Loan Advance, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

10.

Survival. Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.	Mitigation Obligations; Replacement of Lenders.

a.

Designation of a different Lending Office. If any Lender requests compensation under Section 9 of this Addendum 1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Governmental Authority for the account of any Lender pursuant to this Addendum 1, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loan Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Addendum 1 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

b.

Replacement of Lenders. If any Lender requests compensation under Section 9 of this Addendum 1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Addendum 1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 11.a. of this Addendum 1, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.2 of this Agreement), all of its interests, rights (other than its existing rights to payments pursuant to this Addendum 1) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

i.

such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loan Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

ii.

in the case of any such assignment resulting from a claim for compensation under Section 9 of this Addendum 1 or payments required to be made pursuant to this Addendum 1, such assignment will result in a reduction in such compensation or payments thereafter; and

iii.	such assignment does not conflict with applicable law.

c.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ADDENDUM 2 to LOAN AND SECURITY AGREEMENT

AGENT AND LENDER TERMS

Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Loan Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Addendum 2, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Term Loan Advances and all other amounts payable hereunder.

Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Lenders or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of the Lenders unless Agent shall have been provided by the Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.